Exhibit 107

Calculation of Filing Fee Tables

SC TO-T

(Form Type)

Lumos Pharma, Inc.

(Name of Subject Company – Issuer)

DPV MergerSub, Inc.

(Names of Filing Persons — Offeror)

DPV Parent, Inc.

(Names of Filing Persons — Parent of Offeror)

Double Point Ventures LLC

(Names of Filing Persons — Parent of DPV Parent, Inc.)

Table 1: Transaction Valuation

	Transaction Valuation*	Fee Rate	Amount of Filing Fee**
Fees to Be Paid	$37,840,671	0.00015310	$5,793.41
Fees Previously Paid	$0.00		$0.00
Total Transaction Valuation	$37,840,671
Total Fees Due for Filing			$5,793.41
Total Fees Previously Paid			$0.00
Total Fee Offsets			$0.00
Net Fee Due			$5,793.41

*	The transaction valuation is estimated for purposes of calculating the amount of the filing fee only. The transaction valuation was estimated by multiplying (i) 8,679,053 issued and outstanding shares of common stock of Lumos Pharma, Inc. (“Lumos”) to be acquired by DPV MergerSub, Inc., par value $0.01 per share (the “Shares”), which is based on information provided by Lumos as of November 6, 2024; and (ii) $4.36, the average of the high and low sales prices per Share on November 6, 2024, as reported by the Nasdaq Stock Market LLC (which, for the purposes of calculating the filing fee only, shall be deemed to be the Reference Price).
* *	The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and the Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2025 beginning on October 1, 2024, issued August 20, 2024, by multiplying the transaction value by 0.00015310.